Tecnoglass Appoints Luis Fernando Castro Vergara as a New Director to Replace Departing Board Member

Barranquilla, Colombia – November 13, 2018 - Tecnoglass, Inc. (NASDAQ: TGLS) ("Tecnoglass" or the "Company"), a leading manufacturer of architectural glass, windows, and associated aluminum products for the global commercial and residential construction industries, today announced the appointment of Luis Fernando Castro Vergara to its board of directors, replacing Juan Carlos Vilariño, who has chosen to resign from the board for personal reasons. Mr. Castro Vergara brings more than 30 years of experience across multiple industries, along with a wealth of board experience at other multi-national companies.

Lorne Weil, Chairman of Tecnoglass, commented, “Luis Fernando is an outstanding fit for our board and business objectives. He brings a wealth of relevant experience especially in construction and infrastructure. His strong background in leadership and shaping business strategies is an asset to Tecnoglass.”

Mr. Castro Vergara currently serves as a fund manager, overseeing investments in the construction, infrastructure and agroindustry sectors. Mr. Castro Vergara previously served as the Chief Executive Officer of Banco de Comercio Exterior de Colombia S.A., Colombia’s development bank. Prior to that, Mr. Castro Vergara was the General Manager of Agrodex International SAS, an import and marketing food company. Earlier in his career he was the Regional Development Agency President of the Barranquilla Chamber of Commerce and a General Manager of Provyser S.A., a commercialization and logistics services company in the food industry. He currently serves as director on the boards of Unimed Pharmaceuticals Limited, where he also serves as member of the Audit Committee, and of Colombian companies Accenorte SAS and Devimed SAS. Mr. Castro Vergara earned a B.S. in Mathematics from Fordham University, a B.S. in Industrial Engineering from Columbia University and an MBA from the Universidad de los Andes Bogota in Colombia. Mr. Castro Vergara has complementary education in economic development from Harvard University, strategy and leadership from Pennsylvania University and management from Northwestern University.

Weil added, “We thank Juan Carlos for his guidance during his tenure with Tecnoglass and wish him the best in his pursuits of other interests.”

About Tecnoglass

Tecnoglass Inc. is a leading manufacturer of architectural glass, windows, and associated aluminum products for the global commercial and residential construction industries. Tecnoglass is the #1 architectural glass transformation company in Latin America and the second largest glass fabricator serving the United States. Headquartered in Barranquilla, Colombia, the Company operates out of a 2.7 million square foot vertically-integrated, state-of-the-art manufacturing complex that provides easy access to the Americas, the Caribbean, and the Pacific. Tecnoglass supplies over 900 customers in North, Central and South America, with the United States accounting for more than 70% of revenues. Tecnoglass' tailored, high-end products are found on some of the world’s most distinctive properties, including the El Dorado Airport (Bogota), 50 United Nations Plaza (New York), Trump Plaza (Panama), Icon Bay (Miami), and Salesforce Tower (San Francisco). For more information, please visit www.tecnoglass.com or view our corporate video at https://vimeo.com/134429998.

Investor Relations:

Santiago Giraldo

Chief Financial Officer

305-503-9062

investorrelations@tecnoglass.com